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                                                                    Exhibit 99.1

For Immediate Release

            Consolidated Water Co. Ltd. Acquires Additional 13.5% of
                     Waterfields Co. Ltd from Bacardi & Co.

        Purchase Increases Ownership in Nassau, Bahamas Water Production Facilities to 26.2%; Tender Offer for Additional Shares Underway

GEORGE TOWN, Cayman Islands, B.W.I., July 30, 2003 -- Consolidated Water Co. Ltd. (Nasdaq: CWCO) ("Consolidated" or the "Company") today announced that it has completed the purchase of a 13.5% interest in Waterfields Co. Ltd. ("Waterfields") from Bacardi & Co. ("Bacardi") for US$1.4 million. This brings the Company's total ownership in Waterfields to approximately 26.2%. The Company has received acceptance notices, representing an additional approximately 64.7% of Waterfields' outstanding shares, through a tender offer conducted outside the United States and is proceeding to close these purchases for approximately US$6.7 million.

Consolidated acquired 12.7% of Waterfields when it purchased DesalCo Limited in February 2003, along with an Engineering Services Agreement and the right to appoint one member to the Waterfields Board of Directors. The Company has now acquired an additional 13.5% equity interest in Waterfields from Bacardi, along with a Management Services Agreement and the right to appoint the remaining four members to the Waterfields Board of Directors.

Waterfields operates a reverse osmosis seawater conversion plant in Nassau, Bahamas that has a production capacity of 2.6 million U.S. gallons of water per day (Usgpd). All of the water produced in the plant is sold to the Water & Sewerage Corporation of the Bahamas Government, which distributes the water to residential and business customers on the island of New Providence.

"We are pleased to complete this transaction and move closer towards near full ownership of the Nassau facilities," stated Jeffrey Parker, Chairman and Chief Executive Officer of Consolidated Water Co. Ltd. "We are now in a position to operate the plant, manage the company and appoint all members to the Board of Directors, and we are hopeful that the tender offer can be completed before the end of the current quarter. This will represent the final step in a series of previously announced transactions that will more than triple our water production capacity and almost double annualized revenues from last year's levels. We also expect the combined acquisitions to be immediately accretive to earnings per share."

Upon completion of the Waterfields tender offer, Consolidated will have acquired, in a series of transactions during 2003, five companies in the Bahamas,


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Barbados, the British Virgin Islands and the Cayman Islands with a combined production capacity approximating 8.0 million Usgpd. This will increase the Company's total production capacity by approximately 276% to approximately 10.9 million Usgpd.

Consolidated is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated is traded on the Nasdaq National Market under the symbol "CWCO". Additional information on the Company is available on its website at http://www.consolidated-water.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the Company's ability to successfully secure contracts for water projects in other countries, the Company's ability to develop and operate such projects profitably, the Company's ability to manage growth, general economic conditions, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

             Frederick W. McTaggart, President at (345) 945-4277 or
                          via e-mail at cwco@candw.ky

                                       or

           RJ Falkner & Company, Inc., Investor Relations Counsel at
               (800) 377-9893 or via e-mail at info@rjfalkner.com1



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